Exhibit 99.1
Intermountain Community Bancorp Announces Agreements
to Raise $70 Million in Capital
SANDPOINT, IDAHO, April 6, 2011 (GLOBE NEWSWIRE) — Intermountain Community Bancorp, (OTCBB: IMCB) (“Company”), the holding company of Panhandle State Bank (the “Bank”), today announced that it has entered into securities purchase agreements with Castle Creek Capital Fund IV (“Castle Creek”), affiliates of Stadium Capital Management, LLC (“Stadium”) and certain other accredited investors (“Investors”), pursuant to which it expects to raise aggregate gross proceeds of $70 million, subject to receipt of bank regulatory approvals and confirmations and satisfaction of other customary closing conditions, through the issuance and sale of 70 million shares of common stock at $1.00 per share. The Company also plans to conduct a $5 million rights offering after the closing of the capital raise that will allow existing shareholders to purchase common shares at the same purchase price per share as the Investors. Certain Investors have agreed, subject to applicable regulatory limitations, to purchase shares any existing shareholders do not purchase in the rights offering. The Company expects to use the proceeds from the capital raise and the rights offering to make capital contributions to and strengthen the balance sheet of the Bank, for other general corporate purposes and as otherwise provided for in the agreements. The Company presently expects the transaction to close in the second quarter.
“As a leading community bank in our region, our goals are to be a strong resource for our communities, to retain and build on our successful relationship-based banking model, and to position our Bank for the challenges and opportunities ahead,” said Company Chief Executive Officer Curt Hecker. “This investment represents an important step forward, putting a strong foundation under our plans for the future.”
Hecker added, “We are pleased that firms the caliber of Castle Creek, Stadium and other investors share our belief in the underlying strength of Intermountain and its subsidiary, Panhandle State Bank. Intermountain is also pleased that a component of these transactions will be to offer to our current shareholders the opportunity to buy additional shares in Intermountain through the planned rights offering at the same price as new investors.”
Total common shares to be issued in the capital raise, including shares to be issued in the rights offering and shares subject to the warrants, will represent approximately 90% of the outstanding common stock, after giving effect to these share issuances. At the closing of the private placements, Castle Creek and Stadium each will purchase approximately 17.7 million shares of common stock, for an aggregate purchase price of $35.4 million. Castle Creek will also receive three-year warrants to purchase up to one million additional shares of common stock at $1.25 per share. As a result, Castle Creek and Stadium are expected to own approximately 23.5% and 22.3%, respectively, of the voting equity of the Company after giving effect to the transactions described above, including the shares subject to the warrants to be issued to Castle Creek, and assuming that the rights offering is fully subscribed by existing shareholders. The other Investors are expected to purchase shares representing varying ownership interests of up to 9.9%. Under no circumstances will any Investor’s ownership percentage exceed 24.9% after giving effect to the transactions described herein.
Castle Creek, Stadium and JRF, LLC each will designate one person to serve on the Company’s board of directors, who will join the 10 current directors on the board. In addition, one other Investor will have the right to appoint a board member but is expected only to have an observer.
In light of the pending capital raise, the Company has postponed its annual meeting until later in the summer.

Sandler O’Neill + Partners, L.P. is serving as placement agent and Graham & Dunn PC is acting as legal advisor to Intermountain on the transactions, and Sullivan & Cromwell LLP is acting as counsel to certain of the Investors.
For additional information concerning the capital raise, please refer to the Company’s current report on Form 8-K regarding these transactions which is expected to be filed with the Securities and Exchange Commission on April 7, 2011.
About the Company
This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with 19 banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are quoted on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.
Additional Information
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to any failure to obtain the required regulatory approvals and any resulting inability to complete the issuance and sale of the securities in the manner intended, and the other risks described in the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
CONTACT: Intermountain Community Bancorp
Curt Hecker, CEO
(208) 263-0505
curt.hecker@panhandlebank.com
Doug Wright, Executive Vice President & CFO
(509) 363-2635
doug.wright@intermountainbank.com